Exhibit 8.1
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Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4471 tel 212 701 5471 fax

November 15, 2019
Re:    Certain U.S. Federal Income Tax Consequences of the Exchange Offer
Danaher Corporation
2200 Pennsylvania Avenue
Washington, DC 20037
Ladies and Gentlemen:
We have acted as special U.S. tax counsel to Danaher Corporation, a Delaware corporation (“Danaher”), in connection with the proposed separation of its dental business segment (the “Dental Business”) through, among other things: (i) the contribution by Danaher of the Dental Business assets to Envista Holdings Corporation, a Delaware Corporation and a direct subsidiary of Danaher (“Envista”), in consideration for the issuance of Envista common stock and the transfer of the Consideration (the “Contribution”), in connection with the initial public offering of approximately 19.4% of the shares of Envista common stock (the “IPO”); and (ii) following the IPO, the distribution by Danaher of all of its outstanding Envista common stock to the shareholders of Danaher in exchange for shares of Danaher common stock pursuant to the Exchange Offer and, in the event that the Exchange Offer is undersubscribed, a pro rata distribution by Danaher of any remaining shares of Envista common stock to Danaher’s shareholders (the “Distribution and, together with the Contribution, the “Separation”), as contemplated by the Separation Agreement.1
In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Separation Agreement and the Ancillary Agreements (together, the “Transaction Agreements”), (ii) the registration statement of Envista on Form S-4 and Form S-1 filed with the Securities and Exchange Commission (the “SEC”) (including all amendments and exhibits thereto) (the “Registration Statement”), (iii) the representation letters delivered to us by Danaher and Envista dated as of November 15, 2019 (the “Representation Letters”), (iv) the private letter ruling relating to the Separation issued to Danaher by the Internal Revenue Service, dated as of August 30, 2019 (the “Ruling”) and (v) such other documents as we have deemed necessary or appropriate in order to enable us to render our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.
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1 Except where noted, each capitalized term used and not defined herein has the meaning ascribed to it in the Separation Agreement.

Danaher Corporation	2	November 15, 2019

We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. The opinions expressed herein are based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect.
For purposes of this opinion, we have assumed, with your permission, (i) that the Distribution will be consummated in the manner described in the Transaction Agreements and the Registration Statement, (ii) that the statements concerning the Separation set forth in the Transaction Agreements and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the date of the Distribution (the “Distribution Date”), (iii) that the representations made by Danaher and Envista in their respective Representation Letters are true, complete and correct and will remain true, complete and correct up to and including the Distribution Date, (iv) that any representations made in the Representation Letters “to the knowledge of,” or based on the belief of Danaher or Envista or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Distribution Date and (v) the continued validity of the Ruling, in each case without such qualification. We have also assumed that the parties have complied with, and will continue to comply with, the obligations, covenants, and agreements contained in the Transaction Agreements and Representation Letters. In addition, our opinion is based solely on the Transaction Agreements that we have examined, the additional information that we have obtained, and the representations made by Danaher and Envista in the Representation Letters, which we have assumed will be true as of the Distribution Date.
Based upon the foregoing, it is our opinion that:

1.
The Contribution, together with the Distribution, will qualify as a “reorganization” within the meaning of Section 368(a)(1)(D) of the Code, and each of Danaher and Envista will be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

2.	The Distribution will qualify as a distribution of Envista common stock to Danaher's shareholders pursuant to Section 355 of the Code.
We are members of the Bar of the State of New York. This opinion is based upon, and limited to, (i) the facts and assumptions described above (including the terms of the Transaction Agreements), all as of the date hereof and (ii) federal laws of the United States of America as contained in the Code, Treasury regulations, administrative decisions and court decisions as of the date hereof, changes to any of which could apply on a retroactive basis and could affect the conclusions contained herein. We do not undertake to update this opinion unless specifically engaged by you at a future date to do so.
This opinion is limited to the U.S. federal income tax issues addressed herein. Additional issues may exist that are not addressed in this opinion and that could affect the U.S. federal tax treatment of the Separation. With respect to any tax issues outside the limited scope of this opinion, you may not rely on this opinion for the purpose of avoiding penalties that may be asserted against you under the Code.

Danaher Corporation	3	November 15, 2019

This opinion is rendered solely to you in connection with the above matter. This opinion may not be quoted or furnished to any person other than any of your affiliates or the Internal Revenue Service without our prior written consent.
We are furnishing this opinion solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the references therein to us. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Davis Polk & Wardwell LLP
Davis Polk & Wardwell LLP